FOR IMMEDIATE RELEASE
November 2, 2006

For further information contact:
Craig Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                             KEARNY FINANCIAL CORP.
                  REPORTS FIRST QUARTER 2007 OPERATING RESULTS

Fairfield,  New Jersey,  November 2, 2006 - Kearny Financial Corp.  (NASDAQ GSM:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank (the "Bank"), today reported net income for the quarter ended September 30, 2006 of $926,000, or $0.01 per share. The results represent a decrease of $946,000 compared to net income of $1.9 million, or $0.03 per share, for the quarter ended June 30, 2006 and a decrease of $2.0 million compared to net income of $3.0 million, or $0.04 per share, for the quarter ended September 30, 2005.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean counties, New Jersey. At September 30, 2006, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.03 billion, $1.47 billion and $487.8 million, respectively.

The following is an overview of the Company's financial results for the quarter ended September 30, 2006:

Net Interest Income
-------------------

Net interest income for the quarter ended September 30, 2006 was $11.7 million, a decrease of $997,000, or 7.9%, compared to net interest income of $12.7 million for the quarter ended June 30, 2006 and a decrease of $1.1 million, or 8.6%, compared to net interest income of $12.8 million for the quarter ended September 30, 2005. The Bank's net interest margin for the quarter ended September 30, 2006 was 2.53%, compared to 2.75% for the quarter ended June 30, 2006 and 2.63% for the quarter ended September 30, 2005. The decrease in net interest income resulted primarily from a significant increase in the Bank's cost of deposits partially offset by an increase in interest income during the current quarter.

Interest income increased $383,000, or 1.7%, to $23.3 million for the quarter ended September 30, 2006 compared to $22.9 million for the quarter ended June 30, 2006 and increased $1.3 million, or 5.9%, compared to $22.0 million for the quarter ended September 30, 2005. Interest expense increased $1.4 million, or 13.7%, to $11.6 million for the quarter ended September 30, 2006 compared to $10.2 million for the quarter ended June 30, 2006 and increased $2.4 million, or 26.1%, compared to $9.2 million for the quarter ended September 30, 2005.

Interest income from loans increased $746,000 to $10.3 million for the quarter ended September 30, 2006, compared to $9.6 million for the quarter ended June 30, 2006 and increased $2.2 million compared to $8.1 million for the quarter ended September 30, 2005. Interest income from mortgage-backed securities, securities and other interest-earning assets decreased $363,000 and $877,000 to $13.0 million for the quarter ended September 30, 2006 from $13.3 million and $13.9 million earned during the quarters ended June 30, 2006 and September 30, 2005, respectively. The Bank's average yield on average interest-earning assets for the quarter ended September 30, 2006 was 5.04%, compared to 4.96% for the quarter ended June 30, 2006 and 4.51% for the quarter ended September 30,

2005. The Bank's business plan seeks to continue increasing the Bank's loan portfolio while reducing its reliance on securities to generate interest income.

Interest expense from deposits increased $1.3 million to $10.7 million for the quarter ended September 30, 2006, from $9.4 million for the quarter ended June 30, 2006 and increased $2.4 million from $8.3 million for the quarter ended September 30, 2005. Interest expense attributed to borrowings remained virtually unchanged between the current quarter, linked quarter and same quarter in the prior year. The Bank's average cost of average interest-bearing liabilities for the quarter ended September 30, 2006 was 3.20%, compared to 2.84% for the quarter ended June 30, 2006 and 2.40% for the quarter ended September 30, 2005. In an effort to retain and attract deposits, management offered promotional rates on selected certificate of deposit maturities and tiered money market deposit accounts, and this strategy had a significant effect on the Bank's cost of funds during the current quarter.

Non-interest Income
-------------------

Non-interest income attributed to fees, service charges and miscellaneous income decreased $18,000, or 3.1%, to $568,000 for the quarter ended September 30, 2006 compared to $586,000 for the quarter ended June 30, 2006 and increased $61,000, or 12.0%, from $507,000 for the quarter ended September 30, 2005. The decrease in non-interest income between linked quarters resulted from lower fees from operations partially offset by higher income realized from bank owned life insurance ("BOLI"). Year-over-year, the increase resulted from increased income realized from BOLI and fees from operations, partially offset by lower non-recurring loan fees and a loss on sale of real estate sold.

There was no gain on sale of securities during the quarters ended September 30, 2006 and June 30, 2005. There was a gain on sale of securities of $86,000 recorded in the quarter ended September 30, 2005.

Non-interest Expense
--------------------

Non-interest expense remained virtually unchanged at $11.1 million for the quarters ended September 30, 2006 and June 30, 2006. Non-interest expense increased $1.7 million, or 18.1%, to $11.1 million for the quarter ended September 30, 2006 compared to $9.4 million for the quarter ended September 30, 2005.

During the quarters ended June 30, 2006 and September 30, 2006, salaries and employee benefits and directors' compensation remained virtually unchanged, while a decrease in miscellaneous expense and nominal decreases in equipment and advertising expense were partially offset by an increase in net occupancy expense of premises. Net occupancy expense of premises increased $97,000 between linked quarters, resulting primarily from higher property taxes and utilities expense. Miscellaneous expense decreased $74,000 between linked quarters due primarily to lower consultant fees expense.

The increase in non-interest expense during the quarter ended September 30, 2006 compared to the quarter ended September 30, 2005 resulted primarily from higher salaries and employee benefits and directors' compensation, nominal increases in equipment, advertising and miscellaneous expense, partially offset by lower net occupancy expense of premises. Salaries and employee benefits and directors' compensation increased $1.2 million and $427,000, respectively, for the quarter ended September 30, 2006 compared to the quarter ended September 30, 2005. Expenses attributed to stock compensation plans approved at the Company's annual meeting in October 2005 represented most of the increases, including $933,000 recorded as a component of salaries and employee benefits and $390,000 included in directors' compensation.

Loans and Asset Quality
-----------------------

Loans receivable, net of deferred costs and the allowance for loan losses, increased $39.7 million, or 5.6%, to $743.3 million at September 30, 2006 from $703.6 million at June 30, 2006. Management intends to continue to emphasize growth in the loan portfolio while in turn reducing the size of the securities portfolio. One-to-four family mortgage loans, particularly first mortgages and home equity loans, and nonresidential mortgages registered most of the increase. There was also an increase in multi-family mortgages. Commercial loans remained virtually unchanged while there was a nominal decrease in home equity lines of credit. Construction loans were the only category to see a substantial decrease during the quarter.

The provision for loan losses increased $331,000 during the quarter ended September 30, 2006, as compared to the quarter ended June 30, 2006, due to growth in the loan portfolio. Total loans increased to $748.0 million at September 30, 2006 from $708.0 million at June 30, 2006. Asset quality continued to be strong as non-performing loans were $1.0 million, or 0.14%, of total loans at September 30, 2006 as compared to $942,000, or 0.13%, of total loans at June 30, 2006. The allowance for loan losses as a percentage of total loans outstanding was 0.75% at September 30, 2006 and 0.77% at June 30, 2006, reflecting allowance balances of $5.6 million and $5.5 million, respectively.

Securities
----------

Mortgage-backed securities held to maturity decreased by $16.8 million, or 2.4%, to $673.2 million at September 30, 2006, from $690.0 million at June 30, 2006, due to principal repayments. Management utilized cash flows from monthly principal and interest payments to fund loan originations during the quarter.

Securities available for sale increased by $163,000 to $18.5 million at September 30, 2006 compared to $18.3 million at June 30, 2006. Investment securities held to maturity decreased $2.3 million, or 1.1%, to $206.7 million at September 30, 2006, from $209.0 million at June 30, 2006. The decrease resulted from principal repayments. Management utilized cash flows from principal and interest payments to fund loan originations during the quarter.

During the quarter ending December 31, 2006, management plans to reclassify the Bank's portfolio of tax-exempt municipal bonds from held to maturity to available for sale for purposes of executing sales of the bonds at opportune times. The carrying value of the portfolio was $199.0 million at September 30, 2006. A decline in pre-tax income reduces the advantage of holding tax-exempt instruments and their weighted average yield of 3.77% is substantially below market. In October 2006, management sold $27.4 million of the bonds recording a nominal gain.

Deposits
--------

Deposits increased $22.6 million, or 1.6%, to $1.47 billion at September 30, 2006, from $1.44 billion at June 30, 2006. The ongoing threat of loss of deposits to competitors, both core deposits and certificates of deposit, necessitated the continuance of promotional interest rates to counteract promotions offered by other financial institutions in our market area. The challenge for management continued to be balancing the potential rate of attrition against a significant increase in the cost of deposits.

FHLB Advances
-------------

Federal Home Loan Bank advances decreased $151,000, or 0.2%, to $61.0 million at September 30, 2006, from $61.1 million at June 30, 2006 due to scheduled principal payments on amortizing advances.

Capital Management
------------------

During the quarter ended September 30, 2006, stockholders' equity decreased $3.1 million, or 0.6%, to $487.8 million from $490.9 million at June 30, 2006. The decrease was primarily the result of the purchase of stock to fund the restricted stock plan and for treasury purposes. The Company purchased approximately 54,000 shares at a cost of $789,000 for the restricted stock plan and purchased 283,000 shares at a cost of $4.3 million as treasury shares. A common stock dividend declared for payment in the subsequent quarter also contributed to the decrease in stockholders' equity. Partially offsetting the decrease was net income recorded during the quarter, the release of unearned ESOP shares and unearned restricted stock plan shares and transactions resulting from the Company's stock option plan.

The Company's ratio of tangible equity to tangible assets was 20.82% at September 30, 2006. The Tier 1 capital ratio was 50.68%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified "well-capitalized" under regulatory guidelines.

Statements contained in this news release, that are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

                                                                         September 30,            June 30,
                                                                              2006                  2006
                                                                              ----                  ----
Balance Sheet Data:
Assets                                                               $         2,027,697     $      2,007,525
Net loans receivable                                                             743,336              703,613
Mortgage-backed securities held to maturity                                      673,219              689,962
Securities available for sale                                                     18,509               18,346
Investment securities held to maturity                                           206,732              209,048
Cash and cash equivalents                                                        229,755              230,279
Goodwill                                                                          82,263               82,263
Deposits                                                                       1,466,289            1,443,738
Federal Home Loan Bank advances                                                   60,954               61,105
Total stockholders' equity                                                       487,757              490,886

                                                                                       For the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Summary of Operations:
Interest income                                                      $            23,284     $         22,901   $         21,971
Interest expense                                                                  11,596               10,216              9,158
                                                                        -----------------       --------------     --------------
Net interest income                                                               11,688               12,685             12,813
Provision for loan losses                                                            158                (173)                 75
                                                                        -----------------       --------------     --------------
Net interest income after provision for loan losses                               11,530               12,858             12,738
Non-interest income (Excluding gain on sale of securities)                           568                  586                507
Gain on sale of securities                                                             0                    0                 86
Non-interest expense                                                              11,096               11,111              9,378
                                                                        -----------------       --------------     --------------
Income before taxes                                                                1,002                2,333              3,953
Provision for income taxes                                                            76                  461                989
                                                                        -----------------       --------------     --------------
Net income                                                           $               926     $          1,872   $          2,964
                                                                        =================       ==============     ==============

Per Share Data:
Net income per share - basic                                                       $0.01                $0.03              $0.04
Net income per share - diluted                                                     $0.01                $0.03              $0.04
Weighted average number of common shares
  outstanding - basic                                                             69,751               70,595             71,053
Weighted average number of common shares
  outstanding - diluted                                                           70,465               71,033             71,053

Per Share Data:
Cash dividends per share (1)                                                       $0.05                $0.05              $0.09
Dividend payout ratio (2)                                                         100.22%               50.32%             60.96%

(1) Represents dividends declared per common share.

(2) Represents dividends declared per common share divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

                                                                                       At the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Per Share Data:
Market Price                                                                     $15.18               $14.80             $12.50
Book Value                                                                        $6.73                $6.75              $6.96
Tangible Book Value                                                               $5.59                $5.60              $5.81

                                                                                       For the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Performance Ratios:
Return on average assets                                                           0.18%                0.37%              0.56%
Return on average equity                                                           0.76%                1.50%              2.35%
Net interest rate spread (1)                                                       1.84%                2.12%              2.11%
Net interest margin (2)                                                            2.53%                2.75%              2.63%
Average interest-earning assets to average
  interest-bearing liabilities                                                   127.38%              128.28%            127.71%
Efficiency ratio (net of gain on sale of securities)                              90.68%               83.72%             70.41%
Non-interest expense to average assets                                             2.20%                2.21%              1.79%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.

                                                                                    At or for the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Asset Quality Ratios:(1)
Non-performing loans to total loans                                                0.14%                0.13%              0.33%
Non-performing assets to total assets                                              0.06%                0.05%              0.10%
Net charge-offs to average loans outstanding                                       0.00%                0.00%              0.00%
Allowance for loan losses to total loans                                           0.75%                0.77%              0.91%
Allowance for loan losses to non-performing loans                                547.75%              578.66%            279.13%

(1) Asset quality ratios are period end ratios unless otherwise noted.

                                                                                    At or for the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Capital Ratios:
Average equity to average assets                                                  24.32%               24.81%             24.04%
Equity to assets at period end                                                    24.05%               24.45%             24.38%
Tangible equity to tangible assets at period end                                  20.82%               21.19%             21.02%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

                                                                                       For the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Average Balances:
Loans receivable, net                                                $           721,782     $        676,587   $        576,751
Mortgage-backed securities held to maturity                                      683,681              704,859            757,472
Investment securities held to maturity and securities
  available for sale                                                             226,356              228,436            501,748
Other interest-earning assets                                                    215,002              238,487            111,397
                                                                        -----------------       --------------     --------------
        Total interest earning assets                                          1,846,821            1,848,369          1,947,368
Non-interest-earning assets                                                      166,869              165,331            154,113
                                                                        -----------------       --------------     --------------
        Total assets                                                 $         2,013,690     $      2,013,700   $      2,101,481
                                                                        =================       ==============     ==============

Interest-bearing deposits                                            $         1,388,863     $      1,379,775   $      1,462,018
FHLB advances                                                                     61,006               61,152             62,821
                                                                        -----------------       --------------     --------------
        Total interest-bearing liabilities                                     1,449,869            1,440,927          1,524,839
Non-interest-bearing liabilities                                                  74,096               73,207             71,430
Stockholders' equity                                                             489,725              499,566            505,212
                                                                        -----------------       --------------     --------------
        Total liabilities and stockholders' equity                   $         2,013,690     $      2,013,700   $      2,101,481
                                                                        =================       ==============     ==============

                                                                                       For the Three Months Ended
                                                                        ---------------------------------------------------------
                                                                         September 30,            June 30,         September 30,
                                                                              2006                  2006               2005
                                                                              ----                  ----               ----
Spread and Margin Analysis:
Average yield on:
  Loans receivable, net                                                            5.71%                5.65%              5.63%
  Mortgage-backed securities held to maturity                                      4.69%                4.67%              4.52%
  Investment securities held to maturity and securities
    available for sale                                                             4.04%                3.97%              3.48%
  Other interest-earning assets                                                    4.96%                4.76%              3.30%
Average cost of:
  Interest-bearing deposits                                                        3.09%                2.72%              2.27%
  FHLB advances                                                                    5.58%                5.51%              5.55%
Net interest rate spread                                                           1.84%                2.12%              2.11%
Net interest margin                                                                2.53%                2.75%              2.63%
Average interest-earning assets to average
  interest-bearing liabilities                                                   127.38%              128.28%            127.71%
